Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS JULY SAME STORE SALES GAIN OF 7%,
INCREASES SECOND QUARTER EARNINGS ESTIMATE

     Pleasanton, California, August 2, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that sales increased 12% to $709 million for the four weeks ended July 28, 2012, up from $635 million for the four weeks ended July 30, 2011. Comparable store sales for the month grew 7% on top of a 7% increase last year.

     For the quarter ended July 28, 2012, sales totaled $2.341 billion, a 12% increase over the $2.089 billion in sales for the quarter ended July 30, 2011. Same store sales for the quarter ended July 28, 2012 also increased 7% on top of 5% growth last year.

     For the six months ended July 28, 2012, sales totaled $4.698 billion, a 13% increase over the $4.164 billion in sales for the six months ended July 30, 2011. Comparable store sales for the period increased 8% on top of a 4% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our robust sales gains for both July and the second quarter. These better-than-expected results demonstrate that our ability to provide a wide array of terrific name brand bargains continues to resonate with today’s value-focused shoppers, driving broad-based merchandise and geographic trends.”

     Looking ahead, Mr. Balmuth said, “Based on our above-plan sales and gross margin in July, we now estimate earnings per share for the second quarter ended July 28, 2012 to be $.80 to $.81, compared to our previous guidance of $.77 to $.78. We will provide sales and earnings guidance for the third and fourth quarters with our second quarter earnings release and conference call on Thursday, August 16th.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 203-369-3930, ID# 201208, from 8:30 a.m. Eastern time on August 2, 2012 through 8:00 p.m. Eastern time on August 3, 2012. A transcript of these comments is available in the Investors section of the Company’s website at www.rossstores.com.

     The Company plans to report August 2012 sales results on Thursday, August 30, 2012.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the second quarter ended July 28, 2012 are preliminary and subject to adjustments. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 10-Q and 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,072 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 102 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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